SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Julius Baer Multistock Funds

Address of Principal Business Office: 21 Milk Street, Boston, MA  02109

Telephone Number:  (617) 423-0800

Name and address of agent for service of process:

         Philip W. Coolidge
         Chief Executive Officer
         Signature Financial Group, Inc.
         21 Milk Street
         Boston, MA  02109

Check Appropriate Box:
         Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
         Form N-8A:  YES [X]   NO [ ]

                                    SIGNATURE

       Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in City of Boston, Commonwealth of Massachusetts on the 20th day of January, 2000.

                                    JULIUS BAER MULTISTOCK FUNDS



                                    By /S/PHILIP W. COOLIDGE
                                       Philip W. Coolidge
                                       Chief Executive Officer

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